Exhibit 99.1

Contacts:

Cytokinetics, Incorporated	Burns McClellan, Inc.
Sharon Surrey-Barbari	Clay Kramer (investors)
SVP Finance & CFO	Justin Jackson (media)
(650) 624-3000	(212) 213-0006
CYTOKINETICS ANNOUNCES $33 MILLION FINANCING
South San Francisco, CA, January 18, 2006 - Cytokinetics, Incorporated (Nasdaq: CYTK) announced it has obtained commitments to purchase $33.0 million of its common stock in a registered direct offering.
Under the terms of the Stock Purchase Agreement, Cytokinetics will sell 5.0 million shares of its common stock to institutional investors at a price of $6.60 per share. Federated Kaufmann and Red Abbey Venture Partners are the participating funds in this offering. The net proceeds are expected to be approximately $31.9 million after payment of offering expenses. This transaction is expected to close on or about January 23, 2006.
The shares are being offered directly by Cytokinetics pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. The public offering is being made only by means of a prospectus and prospectus supplement. Copies of the prospectus and prospectus supplement relating to the offering may be obtained from Cytokinetics, 280 East Grand Avenue, South San Francisco, CA.
Pacific Growth Equities, LLC acted as a financial advisor to Cytokinetics on this offering.
This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any state.
This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to the expected size and timing of closing of the registered direct offering. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in meeting closing conditions, and actions of regulatory authorities relating to the Cytokinetics’ shelf registration statement and the registered direct offering. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.
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